EXHIBIT 3(i)

                        REGISTRANT'S AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                              TOWER BANCORP, INC.


     FIRST. The name of the Corporation is Tower Bancorp, Inc.

     SECOND.  The  location  and  Post  Office  address  of  the   Corporation's
          registered office in this Commonwealth is Center Square, Greencastle, Franklin County, Pennsylvania 17225.

     THIRD. The  Corporation  was  incorporated  on October 12, 1983,  under the provisions of the Business Corporation Law, the Act approved May 5, 1993, P.L. 364, as amended (the "Pennsylvania Business Corporation Law"). The purpose of the Corporation is and it shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

     FOURTH. The term of the Corporation's existence is perpetual.

     FIFTH. A. The aggregate number of shares that the Corporation shall have authority to issue is 5,000,000 shares of Common Stock (the "Common Stock") and 500,000 shares of preferred stock (the "Preferred Stock").

          B. The Preferred Stock of the Corporation may, from time to time, be divided into and issued in one or more series of shares, each of which series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares within any series of Preferred Stock shall be identical. There may be variations between different series of Preferred Stock, namely, the rate of dividend, the right of redemption, and the price at, and the terms and conditions on, which shares may be redeemed, the amounts payable upon shares in the event of voluntary or involuntary liquidation, sinking fund provisions for the redemption or purchase of shares, the right of conversion, and the terms and conditions on which shares may be converted in the event the shares of any series of Preferred Stock are issued with the privilege of conversion. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes under Pennsylvania Business Corporation Law.

          C. The Board of Directors of the Corporation is hereby expressly vested with the authority, by resolution, from time to time, to divide the Preferred Stock of the Corporation into one or more series as aforesaid, to fix and determine the variable relative rights and preferences of any series so established, and to change redeemed or reacquired shares of any one series thereof into shares of another series.

     SIXTH. [Intentionally Omitted.]

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     SEVENTH. No  merger,  consolidation,  liquidation  or  dissolution  of this
          Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of this Corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3) percent of the outstanding shares of Common Stock of this Corporation. This Article 7 may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3) percent of the outstanding shares of Common Stock of this Corporation.

     EIGHTH. Cumulative voting rights shall not exist with respect to the election of directors.

     NINTH. A. The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

               (i) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

               (ii) Whether a more favorable price could be obtained for the Corporation's securities in the future;

               (iii)The impact which an acquisition of the Corporation would have on the shareholders, employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

               (iv) The reputation and business practices of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock;

               (v) The value of the securities (if any) which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered; and

               (vi) Any antitrust or other legal and regulatory issues that are raised by the offer.

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          B. If the  Board  of  Directors  determines  that an offer  should  be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.